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Pyramis Confidential Information

                                                              Exhibit 23(p)(10)

                            Pyramis Global Advisors
                        Personal Trading Code of Ethics

I. Background

   Rule 204A-1 under the Advisers Act (and similarly, Rule 17j-1 under the 1940 Act with respect to mutual funds and their investment advisers and principal underwriters) provides that registered investment advisers must adopt and enforce a code of ethics applicable to its supervised persons. The rule prohibits Access Persons from engaging in fraudulent, deceitful, or manipulative practices in connection with the purchase or sale of a security held or to be acquired by clients of the investment adviser. The rule also requires Access Persons to report their personal securities holdings and transactions, including transactions in mutual funds advised by the investment adviser or an affiliate. The rule is designed to foster the detection and prevention of Access Persons from engaging in the fraudulent activities proscribed by the rule and to prevent violations of the code of ethics. In addition, the FDIC has reporting requirements for officers and employees of state nonmember insured banks, such as Pyramis, who engage in personal securities trading.

   Rule 204A-1 requires that Pyramis establish, maintain and enforce a written code of ethics that, at a minimum, includes: (i) standards of business conduct, including fiduciary obligations, that Pyramis requires of its supervised persons; (ii) provisions requiring supervised persons to comply with applicable federal securities laws; (iii) provisions requiring all Access Persons to report personal securities transactions and holdings periodically; (iv) provisions requiring supervised persons to report any violations of Pyramis' code of ethics; and (v) provisions requiring Pyramis to provide each of its supervised persons with a copy of its code of ethics and any amendments, and requiring supervised persons to provide a written acknowledgment of their receipt of the code and any amendments.

   Pyramis has adopted the Fidelity Code of Ethics and follows a policy and procedures to seek to ensure compliance with the Rule 204A-1 and Rule 17j-1 requirements. Under the Fidelity Code of Ethics, Pyramis has determined that, every employee is generally designated as an Access Person (either Fund-Advisory or Fund-Knowledgeable, as those terms are defined in the Code of Ethics), unless an employee is not defined as an Access Person under the Code of Ethics and the Pyramis CCO approves the exception.

   Every Pyramis employee is required to report any violation of the Fidelity Code of Ethics.

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Pyramis Confidential Information

II. Formal Citations of Statute, Rule and/or Applicable Guidance

   Section 17 of the 1940 Act and Rule 17j-1

   Section 204A of the Advisers Act and Rule 204A-1

   12 CFR (S) 344.9 (Personal securities trading and reporting by bank officers and employees)

III. Responsible Party/Policy Owner

   Pyramis CCO

IV. Responsible Compliance Group(s) or Team(s)

   The Ethics Office, a group within Enterprise Compliance, is responsible for developing, maintaining, and communicating the requirements of Fidelity's Code of Ethics, which covers the requirements of both Rule 17j-1 and Rule 204A-1. Pyramis Compliance conducts oversight over the development, maintenance and communication of requirements related to Fidelity's combined Code of Ethics, which covers the requirements of both Rule 17j-1 and Rule 204A-1.

V. Means of Achieving Compliance

   The Code of Ethics applies to officers, directors, and employees of Pyramis companies that are involved in the management or operations of Pyramis-advised accounts, other than employees of PYR-UK Limited, who are covered under a separate code of ethics that complies with applicable law. The following two categories of employees are subject to the Code of Ethics, in ascending order of the restrictiveness of requirements that apply to them: Fund-Knowledgeable Employees or Fund-Advisory Employees. Each category of employees is subject to progressively more stringent requirements relating to personal securities trading activities depending on the level of access to information about trades, current portfolio holdings, securities transactions under consideration on behalf of the clients, research recommendations, or other client-related matters. The Code of Ethics imposes a general requirement on all access employees to pre-clear proposed purchases and sales of securities with the Ethics Office.

   New Hire Orientation

   A high-level review of the requirements under the Code of Ethics and other corporate policies is conducted by the Ethics Office during new hire orientation meetings.

   Training and Ongoing Advice and Guidance

   Training sessions targeting all Pyramis employees are co-delivered annually by the Ethics Office and Pyramis Compliance. Ad hoc sessions are conducted on an

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   as needed basis. Members of the Ethics Office provide ongoing support and guidance to employees and managers through the Ethics Office Service Hotline and the Ethics Office email box. The Ethics Office also provides online support. Pyramis Compliance also coordinates quarterly training to new hires to review Code of Ethics requirements. Distribution and Acknowledgment of the Code of Ethics The Code of Ethics is distributed annually to existing employees and to new hires upon joining Pyramis. Each employee must acknowledge receipt of the Code of Ethics electronically. Receipts are monitored and failure to acknowledge receiving the Code of Ethics results in escalation by the Ethics Office to the employee's manager and the Pyramis CCO.

   Employee Compliance Framework

   The Ethics Office has developed procedures for helping to seek to ensure employee compliance with the Code of Ethics. With limited exceptions as described in the Code of Ethics, Pyramis and Fidelity employees who work with Pyramis products are required to maintain their brokerage accounts through FBS. Notices are generated by the Ethics Office to employees at various intervals to help to seek to ensure that accounts are transferred or closed. Transactions executed through an account with FBS are provided electronically to a trade monitoring system maintained by the Ethics Office. For employees with outside brokerage accounts, the Ethics Office arranges to receive duplicate trade confirmation and account statements. Employees are responsible for reporting all other transactions in covered securities on a quarterly basis. Pyramis employees are required to complete a Quarterly Trade Verification which is an electronic verification and certification system requiring employees, subject to the Code of Ethics, to review and report quarterly trade activity to seek to ensure that all trades are accurate and complete.

   Classification and Notification of New Access Persons

   The Ethics Office reviews a daily report of employee data to seek to ensure that employees are classified properly under the Code of Ethics and sends information notices to these individuals and their respective managers ensuring that they are aware of their additional responsibilities.

   Information Barriers

   An information barrier is a restrictive set of policies and procedures designed to prevent the flow of information between individuals or groups who have obtained information that might be deemed to constitute material, non-public information. Its purpose is to cordon off this information so that those who have not been exposed to the non-public information can continue to trade the securities related to the nonpublic information. An information barrier is created once a "designated attorney" (as indicated in the Fidelity Investments Policy on Insider Trading) has informed the employee(s) involved of their responsibility to safeguard the

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   information from disclosure and not to trade in the security. Once the information barrier has been established, the individuals and securities involved are deemed restricted securities or restricted employees. Upon request from designated attorneys, the Ethics Office documents the creation or elimination of an information barrier by:

   . Documenting the information barrier on its Restricted Security Worksheet and in the Enhanced Code of Ethics System.

   . Preparing and sending the relevant employees a confidentiality agreement which outlines their responsibilities.

   . Monitoring the timely return of the signed confidentiality agreement from the relevant employees.

   .   Maintaining all correspondence related to the information barrier.

   .   Recording closing information upon notice from the designated attorney.

VI. Oversight Function

   Members of the Ethics Office have day-to-day responsibility for performing oversight activities noted in Section VII below. Additionally, the Pyramis CCO is responsible for oversight of the overall process.

VII. Methods of Conducting Oversight

   The Ethics Office has developed procedures for monitoring transactions in brokerage accounts covered by the Code of Ethics in order to detect violations of the trading prohibitions and restrictions. Reviews are performed by members of the Ethics Office on a daily, weekly, monthly or quarterly basis. Reports are reviewed by the Ethics Office to detect defined violations. The Ethics Office issues notices and warnings and imposes sanctions for violations it detects and reports these actions to the Ethics Oversight Committee and Pyramis Compliance. Pyramis reports material violations and resulting actions to the applicable boards, along with other material issues related to the Code of Ethics. Please refer to Enterprise Compliance Code of Ethics Risk and Control Self- Assessment for a listing of the Ethics Office controls.

   Employee trades in restricted securities or trades by restricted employees are identified automatically by ECOE and reviewed by the Ethics Office. Potential violations are researched and then escalated to the Ethics Office manager and a designated attorney.

   The Ethics Office imposes sanctions, and these sanctions are reported to the Ethics Oversight Committee. The Ethics Office escalates material trading violations per the established guidelines to the Pyramis CCO. The Ethics Office conducts an internal review of the material trading violations and the appropriate sanction is determined by the Ethics Oversight Committee and reported quarterly to the Pyramis CCO.

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Pyramis Confidential Information

VIII. Related Policies

   Pyramis Code of Ethics

IX.  Recordkeeping Requirements

   The Fidelity Ethics Office maintains:

   . A copy of each Code of Ethics adopted and implemented, that is in effect, or at any time within the past five years was in effect, in an easily accessible place;

   . A record of any violation of the Code of Ethics by a Pyramis employee, and of any action taken as a result of the violation, in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

   . A record of all written acknowledgments for each person who is currently, or within the past five years was, a supervised person of Pyramis;

   . A record of each report made by an Access Person, including any information provided in lieu of the quarterly transaction reports for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

   . A record of the names of persons who are currently, or within the past five years were, Access Persons of Pyramis in an easily accessible place; and

   . A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities by Access Persons, for at least five years after the end of the fiscal year in which the approval is granted. All documentation will be kept in accordance with Pyramis' recordkeeping policy and procedures (see Pyramis Recordkeeping Policy).

X. Escalation

   As appropriate, the Executive Committee and applicable Boards will be informed of significant issues and related actions taken by the responsible parties.

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